United States securities and exchange commission logo





                     November 17, 2022

       Kambiz Mahdi
       Chief Executive Officer
       Clean Energy Technologies, Inc.
       2990 Redhill Avenue
       Costa Mesa, California 92626

                                                        Re: Clean Energy
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 000-55656

       Dear Kambiz Mahdi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing